Exhibit T3A(2)

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF ON SEMICONDUCTOR CORPORATION

ON Semiconductor Corporation, a corporation organized and existing under and by virtue of the Delaware General Corporation Law, does hereby certify as follows:

1. The name of the corporation is ON Semiconductor Corporation (hereinafter referred to as the “Corporation”). The Corporation filed its original Certificate of Incorporation with the Secretary of State of Delaware on June 18, 1992, and the name of the Corporation at that time was Motorola Energy Systems, Inc.

2. A resolution was duly adopted, pursuant to Section 242 of the Delaware General Corporation Law, setting forth this Certificate of Amendment to the Amended and Restated Certificate of Incorporation and declaring this Certificate of Amendment advisable. A resolution was duly adopted, pursuant to Sections 211, 212, 242 and 245 of the Delaware General Corporation Law, setting forth and approving this Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation.

3. Paragraph (1) of Article 4 of the Amended and Restated Certificate of Incorporation be, and hereby is, amended in full as follows:

“FOURTH:

(1)	The aggregate number of shares which the Corporation shall have authority to issue is 600,100,000 of which 100,000 of said shares shall be par value $0.01 and shall be designated Preferred Stock, and 600,000,000 of said shares shall be par value $0.01 per share and shall be designated Common Stock.”

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by George H. Cave, its Senior Vice President, General Counsel, Chief Compliance & Ethics Officer and Secretary, this 30th day of May 2006.

ON Semiconductor Corporation,
a Delaware Corporation

By:	/S/ GEORGE H. CAVE
George H. Cave
Senior Vice President, General Counsel, Chief
Compliance & Ethics Officer and Secretary